UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 5, 2009

NOBLE INTERNATIONAL, LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-13581	38-3139487
State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

840 West Long Lake Road, Suite 601 Troy, Michigan	48098
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (248) 519-0700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On May 8, 2009, Noble International, Ltd. (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) with ArcelorMittal S.A (“ArcelorMittal”). The Purchase Agreement contemplates the sale of the Company’s European business, consisting of the shares of Noble European Holdings B.V. (“Noble BV”), together with the direct and indirect holdings and assets of Noble BV (the “Transferred Assets”).

The Transferred Assets include all of the direct and indirect wholly-owned subsidiaries of Noble BV, as well as its interest in certain joint ventures in India, China and Silao, Mexico. The Transferred Assets do not include Noble BV’s 49% equity interest in Sumisho Noble (Thailand) Co., Ltd. (the “Thailand Joint Venture”) or the Company’s 50% equity interest in WISCO Noble (Wuhan) Laser Welding Technology Co., Ltd.

As consideration for the Transferred Assets, ArcelorMittal will (a) accept the Transferred Assets subject to approximately €80 million in borrowed money at the closing, (b) deliver $2.1 million to the Company by wire transfer or other immediately available funds at the closing and (c) allow the Company to retain any consideration received by Noble BV for the transfer of the Thailand Joint Venture prior to closing.

At the closing, each of the Company and ArcelorMittal will execute and deliver a mutual general release of substantially all of the claims that such party and its affiliates may have against the other party. The Company will not be released with respect to the subordinated debt owed to ArcelorMittal and its affiliate by the Company in the original principal amount of $65 million.

The closing of the transaction contemplated by the Purchase Agreement is subject to the satisfaction of various conditions including bankruptcy court approval. The closing is also subject to the Company not receiving a higher and better bid during the bankruptcy approval process. There can be no assurance that the proposed sale will receive bankruptcy court approval or that the transaction will close.

Based exclusively on the Schedule 13D/A filed by ArcelorMittal with the Securities and Exchange Commission (“SEC”) on February 13, 2009, ArcelorMittal is the beneficial owner of approximately 58% of the Company’s common stock.

Item 3.01	Notice of Delisting.

As previously reported in the Company’s Current Reports on Form 8-K filed April 8, 2009, April 21, 2009 and April 29, 2009, the Company has received Nasdaq Staff Determination letters indicating certain violations of Nasdaq Listing Rules and subjecting the Company’s common stock to delisting.

As reported in the Company’s Current Report on Form 8-K filed April 29, 2009, the Company appealed the Nasdaq Staff Determinations to the Nasdaq Listing Qualifications Panel.

On May 11, 2009, the Company withdrew its appeal of the Nasdaq Staff Determinations. Accordingly, the Nasdaq Stock Market has informed the Company that it will delist the Company’s common stock effective at the open of business on May 13, 2009.

Item 5.02.	Compensatory Arrangements of Certain Officers.

On April 29, 2009, the U.S. Bankruptcy Court for the Eastern District of Michigan (the “Bankruptcy Court”) approved, subject to certain conditions, the implementation of a key employee incentive plan (the “Incentive Plan”). The conditions to Bankruptcy Court approval were satisfied as of May 5, 2009, whereupon the Incentive Plan became effective.

Under the Incentive Plan, cash incentive payments may be earned by approximately 691 employees of the Company, including Andrew J. Tavi, the Company’s Chief Executive Officer and David Fallon, the Company’s Chief Financial Officer, in the event the Company achieves the following payment milestones: (1) the transfer of substantially all of the Company’s laser welding business by April 30, 2009 and (2) the sale or transfer of substantially all of the Company’s U.S. roll forming business by May 31, 2009. In the event a payment milestone does not occur by the date specified, and the primary reason for such delay was not within the Company’s control, each eligible employee will receive the cash payment that would have been due such employee had the payment milestone been achieved. The Company’s DIP lenders agreed to such payments as incentives to accomplish the conditions required for the Company to receive its DIP financing.

On May 5, 2009, cash payments resulting from the timely transition of the Company’s laser-welded blank business were paid to eligible employees, including $38,461 to Mr. Tavi and $33,654 to Mr. Fallon. In the event that substantially all of the Company’s U.S. roll forming business is sold or transferred by May 31, 2009, or it is not sold or resourced for a reason other than the fault of the Company, then Mr. Tavi is to receive approximately $39,000 and Mr. Fallon is to receive approximately $34,000, subject to adjustment depending on the number of remaining eligible participants in the Incentive Plan.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOBLE INTERNATIONAL, LTD.,
a Delaware corporation

By:	/s/ David Fallon
David Fallon
Chief Financial Officer

May 11, 2009